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                           July 1, 1997                             EXHIBIT 10.9

Benjamin L. Doskocil, Sr.
5306 Mansfield Road
Arlington, Texas 76017


Dear Ben:

          We are delighted that you will continue to be involved with Doskocil Manufacturing Company, Inc. (the "Company") after the recapitalization. The purpose of this letter is to set forth certain terms of your association with the Company. Capitalized terms used herein, but not otherwise defined, shall have the meanings set forth in the Recapitalization Agreement dated July 1, 1997 by and among Enterprise Partners III, L.P., Enterprise Partners Associates, L.P., Enterprise Partners IV, L.P., Enterprise Partners IV Associates, L.P, Enterprise Management Partners Corporation, EP Texas Company LLC, Benjamin L. Doskocil, Sr., Mary Frances Doskocil, Bed Rock International, Inc., Doskocil Manufacturing Company, Inc. and Spectrum Polymers, Ltd.

          At and after the Closing Date, you shall, until determined otherwise by the Board of Directors, be the Chairman of the Board of the Company and shall have the responsibilities outlined in this letter. You shall also, by execution and delivery of this letter, be deemed to have resigned as President and Chief Executive Officer of the Company and your compensation from the Company and as an employee or officer of Spectrum Polymers, Ltd. shall cease, except as otherwise set forth herein.

          We request your attendance in person or by telephone at all regularly scheduled meetings of the Company's Board of Directors. You shall receive $2,000 for your attendance at any such regularly scheduled meeting except that you shall receive no compensation for any telephonic meeting that lasts approximately one-half hour or less.

          The Company desires that you provide consulting services to the Company from time to time, the nature and scope of such services to be mutually agreed between you and the Company. When, as requested by the Company, you provide such services, you will receive a cash fee of $2,000 per day. The Company's engagement of Bemar Construction or any other entity controlled by you shall not be considered consulting services provided by you as contemplated hereby unless specifically so designated in writing by the Chief Executive Officer of the Company.
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Page 2 - Mr Benjamin L. Doakocil, Sr.


          The Company would like you to act as an "Ambassador" for the Company when your schedule permits. As such, the Company would like you to attend trade shows that benefit the Company. The Company will pay the travel costs for you and your wife, including without limitation food, lodging and first class air fare, for attendance at such trade shows. You and your wife will be reimbursed for all out-of-pocket travel costs for attending such trade shows.

          Any consulting services you provide will be as an independent contractor and you will not be eligible for benefits generally available to employees of the Company except as otherwise provided for in this letter. While a director of the Company, you will be entitled to continue your health insurance in accordance with the plan and Company policies as may from time to time in effect.

          Since you will remain a significant shareholder of the Company, you will not be eligible to participate in any stock option or similar program made available to other outside directors, provided that the Company also will not permit any other directors of the Company having an association or affiliation with Westar Capital, L.P. or Enterprise Partners, L.P. or their affiliates from participating in such programs unless, provided that you are then a director, you also participate on comparable basis in such program.

          We request that as soon as convenient after the Closing Date, you relocate your office into space leased by Bemar Construction. When convenient in the future, the Company understands you plan to move your office off the Doskocil campus. The Company will be pleased to pay for the reasonable costs of your off campus relocation. Your assistant, Ms. Ronnie Flener, may choose to resign and accompany you; otherwise, she will be reassigned to a comparable position with the Company, and while an employee she shall receive no less than her current salary without regard to any special bonus she may receive from the Company prior to the Closing.
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Page 3 - Mr. Benjamin L. Doskocil, Sr.

                                        Very truly yours

                                        Doskocil Holdings Inc.


                                        By: /s/ LARRY E. REMBOLD
                                           --------------------------
                                                Larry E. Rembold
                                                President


Acknowledged and Agreed to:


 /s/ BENJAMIN L. DOSKOCIL, SR
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Benjamin L. Doskocil, Sr.

Dated: July 1, 1997
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